EXHIBIT 23


               CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of Old Guard Group, Inc. and Subsidiaries on Form S-8 (File No. 333-46175) of our reports dated
February 24, 1999, except for Notes 15 and 16 for which the date is March 5, 1999, on our audits of the consolidated financial statements and financial statement schedules of Old Guard Group, Inc. and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which reports are included in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 30, 1999